Exhibit 99.1

7961 SHAFFER PARKWAY
SUITE 5
LITTLETON, COLORADO 80127
TELEPHONE (720) 981-1185
FAX (720) 981-1186
Trading Symbol: VGZ
Toronto and American Stock Exchanges

NEWS

Vista Gold Corp. President and CEO Discusses Strategy and Future Plans

Denver, Colorado July 11, 2007 – Vista Gold Corp.’s (TSX & AMEX: VGZ) President and CEO Michael Richings explains Vista’s strategy and future plans:

“Vista recently announced (May 10, 2007) the completion of a transaction that resulted in the launch of a new publicly owned company, Allied Nevada Gold Corp. Since completion of this transaction, Vista’s share price has been quite volatile and has generally traded in a price range lower than what we and our advisors had expected.  Based on calls we have received and conversations I have had with investors, I am concerned that there may be some confusion concerning Vista, its assets and its strategy.  I therefore wish to clarify our plans and strategy and to confirm that Vista intends to continue to provide value and leverage to the gold investor.

First, a little background on our strategy:  in 2002, we started acquiring already discovered gold deposits and by 2006 we had under our control 13 projects, with substantial gold resources.  The 11 project acquisitions made during this period were, in our view, at a very low cost, and our plan was to hold these in anticipation of higher gold prices. This strategy worked well and as the gold price increased, we added significant value to the Corporation which was reflected in a strong share price.  However, we felt we could do better.

In early 2006, we took steps to place our Nevada assets into a new Nevada-based mining company—Allied Nevada, which we felt would cause these assets to be more highly valued.  At the same time, we had an opportunity to acquire one of the largest privately held packages of mining property interests in Nevada.  We felt the combination of our assets, the new assets and an experienced management and board, would generate increased returns for our shareholders.  When the transaction was completed, approximately 65% of the shares of Allied Nevada were distributed to Vista shareholders, approximately 4% of the Allied Nevada shares were retained by Vista, and approximately 31% of the Allied Nevada shares were paid as partial payment to the vendors of the property interests.  Allied Nevada is well financed and managed, and its early trading has been consistent with our estimate of value.  We anticipate significant returns for our shareholders who received Allied Nevada shares, as its resources are explored and developed.

In the almost 12 months it took us to complete the Allied Nevada transaction, the gold price has traded consistently over $600 per ounce and it has become evident to us that the leverage to gold price we had earlier achieved by holding the resources in the ground is no longer as high as it was. Furthermore, higher gold prices and increased competition make it more difficult to add value by the acquisition of quality resources at accretive prices. We have therefore modified our strategic plan.

Vista now holds seven gold properties (please see our website for a tabulation of properties, resources and reserves) and the mineral deposits on these properties are well defined, with approximately 71% of the estimated gold resources categorized as measured and indicated.  Three of these are advanced and either preliminary feasibility studies (Paredones Amarillos) or preliminary assessments (Mt. Todd and Yellow Pine) have been completed.  Based on the recently completed studies and evaluations for Paredones Amarillos, Mt. Todd and Yellow Pine (published on SEDAR and our website), we believe these projects are potentially economic to develop at current gold prices.  We have therefore modified our plans to implement a staged development plan of these three advanced projects, which will include studies that will seek to eliminate economic and technical uncertainties about the development of these mines. We will continue to hold the remaining properties for higher gold prices and continue to seek the acquisition of new resources as opportunities arise.

One of the more important goals in implementing this strategic plan is to significantly reduce the uncertainties associated with these projects, in the anticipation that the reduction of these uncertainties will be reflected positively in our share price.  Each of Vista’s projects has the benefit of significant historic expenditures made by other companies on testing, engineering and evaluation, which information and experience Vista acquired along with the properties for, what we believe were, very modest investments. The most advanced project is the Paredones Amarillos in Mexico and we plan to advance this project so that in 2008 we can make the decision to construct and build the mine. If we decide to proceed with development and operation of all three of our advanced projects and assuming a favorable gold price, Vista could be a mid-size producer in the next five years.

Vista’s management team has demonstrated over the past five years the ability to undertake, negotiate and complete a variety of transactions designed to add value for Vista’s shareholders.  In particular, the creation of Allied Nevada has provided Vista shareholders with excellent exposure to a well-run Nevada based mining company.  The team will continue to seek out opportunities to generate increased shareholder value going forward.”

About Vista Gold Corp.

Since 2001, Vista has acquired a number of discovered gold projects with the expectation that higher gold prices would significantly increase their value. As gold prices have risen, Vista has completed various preliminary evaluations that have demonstrated that some of the projects would be potentially viable operations at today’s gold prices. Currently, Vista is undertaking technical programs to bring the most advanced projects to the point where decisions can be made to put these projects into production, either by Vista, or through sale or joint venture to other mining companies. Vista’s holdings include the Paredones Amarillos and Guadalupe de los Reyes Projects in Mexico, Mt. Todd Project in Australia, Yellow Pine Project in Idaho, Awak Mas Project in Indonesia, Long Valley Project in California, and the Amayapampa Project in Bolivia.

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and U.S. Securities Exchange Act of 1934.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Vista expects or anticipates will or may occur in the future, including such things as future business strategy, competitive strengths, goals, operations, plans, potential project development, future share price and valuation, future gold prices, Vista’s potential status as a producer, and other such matters are forward-looking statements.  When used in this press release, the words “estimate”, “plan”, “anticipate”, “expect”, “intend”, “believe” and similar expressions are intended to identify forward-looking statements.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Vista to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, risks that Vista’s acquisition, exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; potential effects on Vista’s operations of environmental regulations in the countries in which it operates; risks due to legal proceedings; risks relating to political and economic instability in certain countries in which it operates; and uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Vista’s latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q and other documents filed with the U.S. Securities and Exchange Commission.  Although Vista has attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended.  There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements.  Vista assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact Connie Martinez at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com